UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 24, 2020

AGEAGLE AERIAL SYSTEMS INC.

(Exact name of registrant as specified in charter)

Nevada	001-36492	88-0422242
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

117 S. 4th Street

Neodesha, Kansas 66757
(Address Of Principal Executive Offices) (Zip Code)

620-325-6363
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 24, 2020, AgEagle Aerial Systems Inc. (the “Company”), and an institutional investor and existing Company shareholder (the “Investor”) entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell to the Investor in a registered direct offering 4,407,400 shares of common stock, par value $0.001 (“Common Stock”), pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,956,236 shares of Common Stock, and warrants to purchase up to 2,455,476 shares of Common Stock at an exercise price of $1.35 per share (the “Warrants”), for gross proceeds of $7 million (which includes subsequent payment of the exercise price of the Pre-Funded Warrants in the amount of $1,956.24). Upon exercise of the Warrants in full by the Investor, the Company would receive additional gross proceeds of $3,314,892.60. The shares of Common Stock underlying the Pre-funded Warrants and the Warrants are referred to as “Warrant Shares.”

The purchase price for each share of Common Stock is $1.10 and the purchase price for each Pre-Funded Warrant is $1.099. The exercise price for each Pre-Funded Warrant is $0.001. Net proceeds from the sale will be used for working capital, capital expenditures and general corporate purposes. The Shares, Pre-funded Warrants, Warrants and Warrant Shares are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-239157), which was declared effective on June 19, 2020.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on future stock offerings, including that during the 75-day period following the closing, the Company will not issue (or enter into any agreement to issue) any shares of Common Stock or Common Stock equivalents, subject to certain exceptions, including if the consolidated closing price on the trading market on which the Company’s Common Stock is traded at the time is greater than $1.90 (adjusted for any subsequent stock splits or similar capital adjustments) for five consecutive trading days, the Company may issue such securities at not less than $1.90 per Common Stock Equivalent. The Investor has a right from the date of the Purchase Agreement until December 31, 2020, to participate in a subsequent financing by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), in an amount equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

The exercise price of the Prefunded Warrants and the Warrants and the number of Warrant Shares issuable upon the exercise thereof will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Prefunded Warrants and the Warrants. The Warrants will be exercisable on a “cashless” basis only in the event there is no effective registration statement registering, or the prospectus contained therein is not available for the sale of the shares underlying the Warrants. The Pre-Funded Warrants allow for cashless exercise at any time. The Pre-Funded Warrants and the Warrants each contain a beneficial ownership limitation, such that none of such Pre-Funded Warrants nor the Warrants may be exercised, if, at the time of such exercise, the holder would become the beneficial owner of more than 9.99% of our outstanding shares of Common Stock following the exercise of such Pre-Funded Warrant or Warrant.

A copy of the form of the Purchase Agreement and the forms of Pre-Funded Warrant and Warrant are attached hereto as Exhibits 10.1, 4.1 and 4.2, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the Purchase Agreement, the Pre-Funded Warrant and the Warrants are subject to, and qualified in their entirety by, such documents.

On June 24, 2020, the Company issued a press release announcing the transaction, and on June 25, 2020 the Company issued a corrected press release. A copy of both press releases are attached hereto as Exhibit 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Common Stock Purchase Warrant
4.2	Form of Stock Purchase Warrant
5.1	Legal Opinion of Loeb & Loeb LLP
10.1	Form of Securities Purchase Agreement between the Registrant and the Investor
99.1	Press Release dated June 24, 2020
99.2	Press Release dated June 25, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Nicole Fernandez-McGovern
Name:	Nicole Fernandez-McGovern
Title:	Chief Financial Officer

Dated: June 25, 2020

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